Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Email: emea_syndicate@jpmorgan.com

Attention: Head of International Syndicate

Barclays Bank PLC

5 The North Colonnade

Canary Wharf London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 20 7516 7548

Tel: +44 20 7773 9098

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Email: legalnoticesTM@uk.daiwacm.com

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London E14 4QA

Tel: +44 20 7677 4799

Fax: +44 20 7056 4984

Email: tmglondon@morganstanley.com

Attn: Head of Transaction Management Group, Global Capital Markets